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                                                                       Exhibit 5


                      [MCDONALD'S LETTERHEAD APPEARS HERE]



                            April 17, 1997


McDonald's Corporation
One McDonald's Plaza
Oak Brook, Illinois 60521

Gentlemen:

A Registration Statement on Form S-3 is being filed on or about the date of this letter with the Securities and Exchange Commission covering the registration of shares of common stock, par value $.01 per share, together with associated preferred stock purchase rights (collectively the "Securities"), of McDonald's Corporation (the "Company") to be offered in connection with the Company's 1992 Stock Ownership Incentive Plan (the "Plan").

In my capacity as Vice President, Deputy General Counsel and Secretary, I have examined and am familiar with the corporate records of the Company, including its Certificate of Incorporation, as amended, its By-Laws, and minutes of all directors' and stockholders' meetings, and other documents (including the Plan and any amendments thereto), which I have deemed relevant or necessary as the basis for my opinion as hereinafter set forth.

Based on the foregoing, it is my opinion that:

1. The Company is duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2. The Securities have been duly authorized and, when issued pursuant to the Plan, will be legally issued, fully paid and non-assessable.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement referred to above and to the reference to me in such Registration Statement.

                            Very truly yours,


                            /s/ Gloria Santona
                            Gloria Santona